Exhibit 3.3


                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 PALADYNE CORP.

                         (Pursuant to Section 242 of the
                      General Corporation Law of Delaware)

          PALADYNE CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

          FIRST: The Board of Directors of the Corporation, by the unanimous written consent of all members thereof in lieu of a special meeting, pursuant to
Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted resolutions setting forth a proposed amendment (the "Amendment") to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for the submission of said amendment to the stockholders of the Corporation at a special meeting of stockholders held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, and stating that the Amendment will be effective only after adoption thereof by the affirmative vote of a majority of the issued and outstanding shares of voting Common Stock, Series A Preferred Stock and Series B Preferred Stock of the Corporation.

          SECOND: Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, the Amendment was submitted to the holders of the issued and outstanding shares of Common Stock, Series A. Preferred Stock and Series B Preferred Stock of the Corporation at a Special Meeting of Stockholders of the


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Corporation, and a majority of the stockholders voted in favor of the adoption of the following resolution to amend the Certificate of Incorporation of the
Corporation:

               RESOLVED, that paragraph (A) of Article Fourth of the Certificate of Incorporation of this Corporation shall be amended to read in its entirety as follows:

                    "A. AUTHORIZED. The total number of shares of stock which
               the Corporation shall have authority to issue is Eighty-Five Million (85,000,000), of which Seventy-Five Million (75,000,000) shares shall be common stock, $.001 par value per share (the "Common Stock"), and Ten Million (10,000,000) shares shall be preferred stock, $.001 par value per share (the "Preferred Stock")."

          THIRD: The Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned has caused this Certificate to be signed by Terrence J. Leifheit, its President, this 10th day of July, 2001.

                                             PALADYNE CORP.


                                             By: /s/ Terrence J. Leifheit
                                                -------------------------------
                                                Terrence J. Leifheit, President


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